Exhibit 1.3a

Salt Lake City, Utah
Date: _______________, 2020

PROMISSORY NOTE

FOR VALUE RECEIVED, VIDANGEL, INC., a Delaware corporation and reorganized debtor pursuant to the Plan, as specified below (the “Obligor” or “VidAngel”) promises to pay to the order of Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co. (the “Payees” or “Studios”), with all payments to be made to the Payees’ Payment Agent address located at [PLACEHOLDER FOR PAYMENT INFORMATION], or at such other location as designated in writing by the Payees, in lawful money of the United States of America, the principal amount of Sixty Two Million Four Hundred Sixty One Thousand Four Hundred Fifty Six and No/100 Dollars ($62,461,456.00) or such portion thereof as may be outstanding.

1.           The Obligor’s Obligations Arising Under the Plan and the Settlement Agreement. This Promissory Note (the “Note”) documents the payment obligations of the Obligor arising under (a) that certain Joint Consensual Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including all exhibits thereto, dated _____________, 2020 (the “Plan”) that was confirmed by the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”) in the case of In re VidAngel, Inc., Case No. 17-29073-KRA (the “Bankruptcy Case”) pursuant to that certain Confirmation Order entered by the Bankruptcy Court in the Bankruptcy Case on _________________, 2020 [Dkt. ____], and (b) that certain Settlement Agreement, dated ___________________, 2020 (the “Settlement Agreement”), that was approved by the Bankruptcy Court in the Bankruptcy Case pursuant to Federal Rule of Bankruptcy Procedure 9019 on _________________________, 2020 [Dkt. _____].

3.           Studios Monetary Claim; No Interest. The “Studios Monetary Claim” in favor of the Payees, jointly, is in the amount of Sixty Two Million Four Hundred Sixty One Thousand Four Hundred Fifty Six and No/100 Dollars ($62,461,456.00). The unpaid balance of this Note, including the unpaid balance of the Studios Monetary Claim, shall not bear interest.

4.           Payment Terms. Pursuant to the Plan and the Settlement Agreement (the terms of which are incorporated herein by this reference), and notwithstanding the face amount of the Studios Monetary Claim or anything set forth herein to the contrary, VidAngel’s payment obligations to the Payees under this Note are as follows:

A.           The unpaid balance of the Note in the amount of the Studios Monetary Claim less any payments that have been made by VidAngel under the Note will remain outstanding for fourteen (14) years from the Effective Date and the Studios will have the right to collect on the unpaid balance in the circumstances set forth in the Settlement Agreement and subsection 4.B, below. Without limiting the foregoing, VidAngel will not have further installment payments due on the Note after timely payment to the Payees, collectively, of Nine Million Nine Hundred Thousand and no/100 Dollars ($9,900,000) (the “Settlement Amount”).

i.           The Settlement Amount shall be payable in fifty-six (56) equal quarterly installments of $176,785.72 (payable on January 15, April 15, July 15, and October 15 (or the next business day) of each year over a period of fourteen (14) years) with the first payment due on October 15, 2020.

ii.           If there are no Strikes1 against VidAngel for at least three (3) years from the Effective Date, and no uncured payment defaults, VidAngel may satisfy the Settlement Amount at the end of the three-year period by making an additional lump sum payment to the Payees, collectively, such that its total payments shall equal Seven Million Eight Hundred Thousand and no/100 Dollars ($7,800,000). VidAngel, at its option, can extend this period for up to an additional two (2) years (for a total period of five (5) years from the Effective Date) assuming it has no Strikes during both the 3-year initial period and the extended period (i.e., the no-Strike and lesser payment periods are coterminous).

iii.           If VidAngel fails to timely make any payment due under this Note (subject to its right to pay the lesser Settlement Amount), such failure to pay shall constitute a Default. If VidAngel fails to cure its payment default within five (5) Business Days after a Notice of Default served by the Payees, or any of them, the Payees shall be entitled to accelerate payment remaining Studios Monetary Claim under the Note and exercise any and all of their rights under the Security Agreement.

B.           Even if the Settlement Amount is timely paid in full, the remaining balance of the Studios Monetary Claim shall remain outstanding for the full fourteen (14) years from the Effective Date. If prior to the expiration of fourteen (14) years, the Payees prevail in an Enforcement Action against VidAngel, the Payees shall be immediately entitled to collect the entire remaining balance of the Studios Monetary Claim, consisting of the face amount of the Studios Monetary Claim in the amount of $62,461,456.00, less any payments that have been made by VidAngel under the Note.

C.           If, upon the expiration of fourteen (14) years after the Effective Date, the Settlement Amount is timely paid in full and there is no Uncured Default and there have not been four Strikes in a consecutive five (5) year period, then the any remaining balance under the Note shall be cancelled, and the original Note marked “Paid and Cancelled” shall be returned to VidAngel.

5.
Prepayments. The quarterly payments under the Note may be prepaid in part or in full at any time without penalty.

6.
Collateral for the Obligations under the Note. As collateral security (the “Collateral”) for its Obligations under the Note, VidAngel has granted to the Payees a security interest in certain of the Obligor’s assets (the “Personal Property”) more particularly identified in the Security Agreement (the “Security Agreement”) of even date with this Note that shall obligate the Obligor in favor of the Payees. The Payees are hereby authorized to file Uniform Commercial Code financing statements covering the Personal Property in the State of Delaware and/or in the State of Utah and/or with the United States Patent & Trademark Office, listing the Obligor as VidAngel and the Payees as the Secured Parties. The Security Agreement and the security interests granted therein shall continue in effect for a period of fourteen (14) years from the Effective Date, and secure the remaining balance of the Studios Monetary Claim, even if all non-default payment obligations under this Note are paid and satisfied in full prior to that date. At the end of the fourteen (14) year period, this Security Agreement and the security interests granted in the Collateral shall expire and no longer be effective.

7.
Events of Default; Remedies Following Event of Default. Subject to the terms and conditions of the Settlement Agreement and the Plan, a default under the Plan, Security Agreement and/or the Settlement Agreement shall likewise constitute an Event of Default under this Note. Upon the occurrence of a Default under this Note (including a default in payment) or the Settlement Agreement, adjudicated in favor of the Studios through an Enforcement Action, the Payee shall have the immediate right to pursue or enforce all rights and remedies, individually or cumulatively, given to it under the Plan, the Settlement Agreement and the Security Agreement including, without limitation, the right to enforce and foreclose upon the lien in the Collateral granted by the Security Agreement. Except as provided in the Settlement Agreement or the Plan, Obligor waives the right to require Payees to pursue any other remedy for the benefit of Obligor and agrees that Payees may proceed against Obligor to collect the accelerated balance of the Note owed by Obligor to Payees in accordance with the terms of the Plan, the Settlement Agreement, the Security Agreement, and this Note.

1 Capitalized terms not defined herein shall have the meaning given to them in the Settlement Agreement.

8.
General. Subject to the notice requirements specified in the Settlement Agreement and the Plan (and any additional notices required or specified in this Note), the Obligor waives presentment for payment, protest, notice of protest and of nonpayment of this Note. The Obligor specifically consents to and waives notice of the release by the Payees of all or any part of the Collateral for the payment of the Note. Subject to the terms of the Settlement Agreement and the Plan, the Obligor agrees that the failure of the Payees to exercise any rights under their Note shall not constitute a waiver in the event of a later default. This Note shall be governed by the laws of the State of Utah. The Obligations of Obligor under this Note are binding upon the successors of the Obligor. Time is of the essence of this Note. The provisions of this Note are intended to be severable and, therefore, the invalidity or unenforceability of any part or portion hereof shall not operate to invalidate or make unenforceable any other provision or term hereof. Except only as provided in the Settlement Agreement or the Plan, No forbearance, failure to exercise a remedy or right, waiver in any given instance of a remedy or right, or other action or inaction in neglect or relinquishment of the same, shall constitute a waiver of the same for any other purpose or be a bar to the subsequent exercise of any right or remedy.

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9.
Entire Agreement. This Note, together with the Plan, the Settlement Agreement and Security Agreement, reflects the final expression of the agreement and understanding between Obligor and Payees, superseding any previous understanding, negotiations or discussions, whether written or oral. The Note, the Plan, the Settlement Agreement, and the Security Agreement may not be contradicted by evidence of any alleged oral agreement. This Note may, and does, contain terms in addition to those specified in the Settlement Agreement and Plan. In the event that any provision of this Note is inconsistent with an express provision of the Settlement Agreement, however, the terms of the Settlement Agreement shall control. For example, this Note may be enforced only through the institution of an Enforcement Action, subject to the notice requirements and limitations specified in the Settlement Agreement, including in section 4.E thereof.

OBLIGOR:

VIDANGEL, INC., a Delaware corporation

By: _________________________________
Name: George Hofmann, in his representative capacity as the duly appointed Chapter 11 Trustee of Obligor, VidAngel, Inc.

--and--

By: _________________________________
Name: Neal Harmon, President and Chief Executive Officer of Obligor, VidAngel, Inc.

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